Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 19, 2016, with respect to the financial statements of Todos-Medical Ltd. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ FAHN KANNE &CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel
May 19, 2016